Nevin Reilly

Sloane & Company

Ph: 212-446-1893, nreilly@sloanepr.com

Gregory Schott Named Chairman of the Verticalnet Board of Directors

Newly Appointed Chairman Brings Extensive Software Industry Experience

Malvern, PA – May 27, 2005 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of supply management solutions, today announced that Gregory G. Schott, a Verticalnet board member since August of 2003, has been elected to be Chairman of the Verticalnet Board of Directors. Verticalnet founder and outgoing Chairman Michael J. Hagan will remain an active board member.

Mr. Schott is an enterprise software veteran that has brought a wealth of knowledge and experience to the Verticalnet Board. Mr. Schott served as Senior Vice President, Marketing at Agile Software, Inc. from 1999 to 2002. From 1994 to 1999, Mr. Schott held a number of positions with Digital Generation Systems, Inc. including senior positions in marketing, operations and business development. Before joining Digital Generation Systems, Schott held positions with The Boston Consulting Group, Westinghouse and IBM. Schott received an MBA from Stanford University and a B.S. in Mechanical Engineering from North Carolina State University.

Hagan will step down from the chairman position, but will continue to serve on Verticalnet’s board. He is a founder of the company and has led the Verticalnet board through the company’s turnaround. Hagan’s role is changing due to his desire to focus more of his attention on his position as Chairman and CEO of Nutrisystem, Inc.

“Greg has been a strong contributor to the Verticalnet Board and we welcome his appointment as Chairman,” said Nathanael V. Lentz, Verticalnet’s President and Chief Executive Officer. “He is an experienced leader who brings a deep expertise in the software industry. I personally look forward to further benefiting from his experience and leadership in this expanded role. I would also like to express my sincere appreciation for all of Mike’s contributions as Chairman. I am fortunate that I will be able to continue to rely on his expert guidance as a member of our board.”

The board changes are effective as of May 23, 2005.

About Verticalnet
Verticalnet is a leading provider of supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet has helped numerous Global 2000 companies take their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise. To learn more, please visit us at www.verticalnet.com.

###
Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC